Rule 424(b)(3)
                                             Registration No. 333-42755


PRICING SUPPLEMENT NO. 46           TO PROSPECTUS DATED January 9, 1998
                                     (As supplemented January 12, 1998)


                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Floating Rate Note)

                (Due from 9 months to 30 years from date of issue )

Designation:  Floating Rate         Original Issue Date:
 Medium-Term Notes Due              September 18, 1998
 September 18, 2000


Principal Amount:  $25,000,000      Maturity Date:
                                    September 18, 2000

Issue Price (as a percentage of     Regular Record Dates:
 Principal Amount):  100.00%        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date.

Interest Rate Base: Prime Rate
 Daily reset, Quarterly weighted    Interest Payment Period:
 average.                           Quarterly
 (Prime Rate Index source Fed H.15
 set in the Federal Reserve Board
 H.15 (519) captioned "Bank Prime
 Loan" and from Telerate P.125)


                                    Interest Determination Dates:

Spread: Minus 282 basis points      The relevant Interest Reset Date (Daily)
                                    with a 2 day cutoff prior to the
                                    Interest Payment Date.

Initial Interest Rate: The Prime    Interest Reset Dates:
Rate minus a spread of 282          Daily
basis points, calculated as if
the Original Issue Date were an
Interest Reset Date.



Commission or discount (as a       Interest Reset Period:
 percentage of Principal            Daily, commencing with and including
 Amount): 0%                        each Interest Reset Date, to, but
                                    excluding, the immediately following
                                    Interest Reset Date (or any such daily
                                    period after the Maturity Date)

Interest Payment Dates:
Quarterly on the 18th of March,
June, September and December,
starting on December 18, 1998 and
ending on the Maturity Date.


Redemption Provision: N/A          CUSIP: 449 22L 7C4




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset
Dates specified above.  The interest rate in effect from the Original
Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per anum on the Notes for each Interest Reset Period will be determined as the Prime Rate minus a spread of 282 basis points.


     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial Calculation Agent with respect to the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.




                           PLAN OF DISTRIBUTION

The Notes will be sold to Goldman Sachs Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  September 15, 1998